Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements of Quepasa Corporation and Subsidiary on Form S-8, Nos. 333-88271, 333-93637, 333-118645 and 333-146486 of our report dated March 4, 2010 on the consolidated financial statements of Quepasa Corporation as of December 31, 2009 and 2008 and for each of the two years in the period ending December 31, 2009, appearing in the annual report on Form 10-K of Quepasa Corporation for the year ended December 31, 2009.

/s/ SALBERG & COMPANY, P.A.

Boca Raton, Florida

March 4, 2010